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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information as described in Note 1, which is as of March 24, 1998, appearing on page F-3 of the Chesapeake Energy Corporation Form 8-K, on our audit of the consolidated financial statements of Chesapeake Energy Corporation for the year ended June 30, 1995. We also consent to the reference to our firm under the caption "Experts."

PRICE WATERHOUSE LLP

Houston, Texas
March 24, 1998